News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Announces January Month-End Assets Under Management

New York – (BUSINESS WIRE) – February 10, 2012 – Artio Global Investors Inc. (NYSE: ART) today reported preliminary month-end assets under management of $29.0 billion as of January 31, 2012, compared to $30.4 billion as of December 31, 2011.

About Us

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC (“Artio Global”), a registered investment adviser that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients. Headquartered in New York, Artio Global has offices in Los Angeles, Toronto, London and Sydney.

In addition to International Equity, Artio Global offers a select group of other equity and fixed income strategies, including Global Equity, a series of US Equity strategies, High Grade Fixed Income, High Yield and Local Emerging Markets Debt. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and mutual funds.

For more information, please visit www.artioglobal.com.

Investors:	Media:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com